EXHIBIT 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

13 July 2015
RECOMMENDED ACQUISITION
OF
ALENT PLC
BY
MACDERMID PERFORMANCE ACQUISITIONS LTD.
a wholly owned subsidiary of
PLATFORM SPECIALTY PRODUCTS CORPORATION
to be effected by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006

Summary
—
The Boards of Platform Specialty Products Corporation (“Platform”) and Alent plc (“Alent”) are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of Alent by MacDermid Performance Acquisitions Ltd (“Bidco”), a wholly owned indirect subsidiary of Platform. Under the terms of the Transaction, each Alent Shareholder will be entitled to receive:

for each Alent Share:                          503 pence in cash
—
The Transaction will also include a Partial Share Alternative under which eligible Alent Shareholders can elect to receive New Platform Shares in lieu of part or all of the cash consideration to which they would otherwise be entitled under the Transaction (subject to pro rating in accordance with the terms of the Partial Share Alternative).  The Partial Share Alternative is limited to the issue of New Platform Shares in respect of 58,432,694 Alent Shares, representing approximately 21.9 per cent. of Alent’s entire issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement). To the extent that elections for New Platform Shares under the Partial Share Alternative cannot be satisfied in full, they will be scaled down as nearly as reasonably practicable pro rata to the size of such elections. Based on the volume weighted average share price of $24.76 per Platform Share on 10 July 2015 (being the last Business Day before the date of this Announcement) and applying the USD:GBP exchange rate quoted by Bloomberg on the same date, the Partial Share Alternative values each Alent Share at 503 pence. Based on the Closing Price of $25.14 per Platform Share on 10 July 2015 (being the last Business Day before the date of this Announcement) and applying the same USD:GBP exchange rate, the Partial Share Alternative values each Alent Share at 504.7 pence (assuming full take up by each Alent Shareholder under the Partial Share Alternative).

—
Platform and Bidco have received an irrevocable undertaking from Cevian, the largest shareholder in Alent, to elect for the Partial Share Alternative in respect of its entire beneficial holding of 58,432,694 Alent Shares (subject to offsetting elections made by other Alent Shareholders), representing 21.9 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).

—
Accordingly, if no Alent Shareholders apart from Cevian elect for the Partial Share Alternative, Cevian will be issued the full amount of New Platform Shares available under the Partial Share Alternative.

—	The Transaction values Alent’s entire issued and to be issued share capital at approximately £1,351 million (US$2,096 million) and represents:
-	a premium of approximately 49 per cent. to the Closing Price of 337.7 pence per Alent Share on 10 July 2015 (being the last Business Day before the date of this Announcement);
-	a premium of approximately 37 per cent. to the volume weighted average share price of 368.2 pence per Alent Share over the three month period prior to the date of this Announcement; and
-	an Enterprise Value of 13.9x Alent’s EBITDA for the year ended 31 December 2014.
—	Alent will not pay an interim dividend for the six months ended 30 June 2015.

—
Under the terms of the Transaction, Platform and Bidco have agreed that Alent Shareholders will be entitled to receive a final dividend for the financial year to 31 December 2015 of up to the 2015 Final Dividend, without any reduction in the Transaction Price per Alent Share payable under the Transaction, on the terms set out in paragraph 11 of this Announcement. If any dividend or other distribution is authorised, declared, made or paid in respect of the Alent Shares on or after the date of this Announcement and prior to the Effective Date, other than the 2015 Final Dividend, or in excess of the 2015 Final Dividend, Platform and Bidco reserve the right to reduce the Transaction Price per Alent Share by the amount of all or part of any such excess, in the case of the 2015 Final Dividend, or otherwise by the amount of all or part of any such dividend or other distribution.

—
The Platform Directors, having reviewed and analysed the potential benefits of the Transaction, based on their experience of operating in the sector and taking into account the factors the Platform Group can influence, believe that the Combined Group, comprising both Platform and Alent in their entirety, will be able to achieve annual pre-tax cost synergies of at least US$50 million as a result of the Transaction.  Platform expects these synergies to be phased in over the three years after the Transaction has completed.

—
The Alent Directors, who have been so advised by Rothschild as to the financial terms of the Transaction, consider the terms of the Transaction to be fair and reasonable. In providing advice to the Alent Directors, Rothschild has taken into account the commercial assessments of the Alent Directors.

—
Accordingly, the Alent Directors intend to recommend unanimously that Alent Shareholders vote in favour of the Scheme and the associated resolutions to be proposed at the Court Meeting and the Alent General Meeting, as Alent Directors with beneficial holdings have irrevocably undertaken to do, or procure, in respect of their own beneficial holdings of 110,751 Alent shares representing, in aggregate, approximately 0.04 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).

—
In addition, Platform and Bidco have received an irrevocable undertaking from Cevian to vote in favour of the Scheme and the associated resolutions to be proposed at the Court Meeting and the Alent General Meeting in respect of its entire beneficial holding of 58,432,694 Alent Shares, representing 21.9 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).

—
Further details of the irrevocable undertakings are set out below in paragraph 14 and Appendix 3 to this Announcement, including the circumstances in which the irrevocable undertakings cease to be binding.

—	It is intended that the Transaction will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006.

—
The Transaction is subject to the satisfaction or waiver of the Conditions and further terms that are set out in Appendix 1 to this Announcement and will be set out in the Scheme Document. The Conditions include the receipt of various antitrust approvals and other regulatory consents in a number of jurisdictions, as further described in paragraph 17 of this Announcement.

—
The Scheme Document, which will also contain further information about the Transaction, including the Scheme, is expected to be published as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Alent and Bidco otherwise agree, and the Panel consents, to a later date). The Scheme Document will also contain notices of the Court Meeting and the Alent General Meeting and the expected timetable for the Transaction, and will specify the action to be taken by Scheme Shareholders.

—
Credit Suisse is acting as financial adviser and is providing committed financing to Platform in relation to the Transaction. Rothschild is acting as lead financial adviser and Rule 3 adviser to Alent in relation to the Transaction. UBS is acting as financial adviser and corporate broker to Alent in relation to the Transaction. Liberum is acting as corporate broker to Alent in relation to the Transaction.

Commenting on today’s Announcement, Martin Franklin, Chairman of Platform, said:
“The proposed acquisition of Alent marks a further step in the Platform strategy of building a portfolio of best-in-class 'Asset-Lite, High-Touch' businesses in the specialty chemicals industry. This business and acquisition fits well within our stated objectives, and we are compelled by the value creation the combination may generate. The creation of Platform was the catalyst that created an environment where the Alent transaction could take place. That's what Platform is all about. Alent is a terrific fit and rebalances the portfolio as we continue to build the company.”
Commenting on today’s Announcement, Daniel Leever, Chief Executive Officer, of Platform said:
“Alent is a strong complement to Platform's founding asset MacDermid, and I am excited to see it become a part of the Platform family.  We have a long history with Alent and its predecessor company, and these are assets we know well.  We believe the synergy potential is significant as is our combined ability to deliver better technology and service to our customers.  Alent will far enhance the breadth, depth and overall footprint of Platform's Performance Applications segment. Alent's Enthone division represents a perfect partner as we continue to grow and build MacDermid whilst Alent's Alpha division adds several new high return positions to our portfolio. This latest acquisition further underlines the Platform 'Asset-Lite, High-Touch' thesis and the strength of our long-term growth story.”
Commenting on today’s Announcement, Andrew Heath, Chief Executive of Alent, said:
“Since the successful demerger of Alent at the end of 2012, our market leading businesses have outperformed their end-markets and delivered increasing returns. Major steps have been taken to improve efficiency together with investments in facilities and R&D to support future growth. In addition, our Investment for Growth strategy announced earlier this year, positions Alent to deliver long-term growth and sustainable margin improvement. The significant premium being offered by Platform recognises the progress Alent has made, the opportunities in front of us and the overall quality of the business, whilst also presenting a clear opportunity for our shareholders to realise the full value of their investment earlier.
I said when I joined Alent that it is a strong business, at the heart of which is a tremendous technical capability that has been built up by the knowledge, passion and enthusiasm of our people around the world. The combination with Platform, drawing on the best of both that Alent and Platform have to offer, is a compelling proposition which I believe will be better able to serve customers and provide even greater opportunities for our employees. Our Board is unanimous in its recommendation of the proposed Transaction.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including the Appendices). The Transaction will be subject to the Conditions and certain further terms set out in Appendix 1 and to the full terms and conditions which will be set out in the Scheme Document, including the sanction of the Scheme by the Court. Appendix 2 contains sources and bases of certain information contained in this Announcement. Details of irrevocable undertakings received by Platform are set out in Appendix 3. Certain terms used in this Announcement are defined in Appendix 4.
A copy of this Announcement is available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Platform’s website at http://ir.platformspecialtyproducts.com/announcement.com and on Alent’s website at www.alent.com.
Analyst and investor call
A webcast/dial-in conference call for analysts and investors will be held at 8:00 a.m. Eastern Time today to discuss this Announcement. To access the call, please dial +1 (855) 357-3116 (US), +44 (0) 20 3107 0289

(UK), or +1 (484) 365-2867 (international) - Conference ID: 84187721. A copy of the related investor presentation will be able to be found at http://ir.platformspecialtyproducts.com/announcement.com.
Enquiries
Platform Specialty Products Corporation:		Alent plc:	+ 44 1483 793291

Benjamin Gliklich, Vice President, Corporate Development, Finance and Investor Relations	+1‐561‐406‐8465	Andrew Heath, Chief Executive David Egan, Group Finance Director Frances Gibbons, Investor Relations Manager

Credit Suisse (Financial Adviser to Platform)	+44 207 888 8888 +1 212 325 2000	Rothschild (Lead Financial Adviser and Rule 3 Adviser to Alent)	+44 207 280 5000

Spyros Svoronos		Ravi Gupta
Joe Hannon		Charles Montgomerie
Yuri Shakhmin

		UBS (Financial Adviser and Corporate Broker to Alent)	+44 207 567 8000
James Robertson
John Woolland
David Roberts

		Liberum (Corporate Broker to Alent)	+44 20 3100 2000
Peter Tracey
Neil Patel
Anna Hartropp

Weber Shandwick (PR adviser to Platform)	+44 20 7067 0000 +1 212-445-8000	Pendomer Communications:	+ 44 20 3603 5224
Liz Cohen		Charles Armitstead
Kelly Gawlik

IMPORTANT NOTICES
Credit Suisse, which is authorised and regulated in the UK by the FCA and the PRA, is acting exclusively as financial adviser to Platform and Bidco and no one else in connection with the matters described in this Announcement, and will not be responsible to anyone other than Platform and Bidco for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the matters referred to in this Announcement. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.
Rothschild, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of Rothschild nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
UBS, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of UBS nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
Liberum, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of Liberum nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
Further information
This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer, to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Transaction or otherwise.  The Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Transaction, including details of how to vote in respect of the Transaction.  Any vote or other action in respect of the Transaction should be made only on the basis of the information in the Scheme Document.
Bidco reserves the right to elect, with the consent of the Panel and subject to the terms of the Co-operation Agreement, to implement the Transaction by way of a Takeover Offer.  In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 90 per cent. (or such lesser percentage, as Platform may decide) (i) in nominal value of the shares to which such Offer would relate; and (ii) of the voting rights attached to those shares, and that is subject to Bidco and/or (with the consent of the Panel) any members of the Platform Group having acquired or agreed to acquire, whether pursuant to the Offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Alent, including, for this purpose, any such voting rights attaching to Alent Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.
Information relating to Alent Shareholders
Please be aware that addresses, electronic addresses and certain other information provided by Alent Shareholders, persons with information rights and other relevant persons for the receipt of communications from Alent may be provided to Platform and Bidco during the Offer Period as required under Section 4 of Appendix 4 of the City Code.
Overseas jurisdictions
The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and the United States should inform themselves about, and observe, any applicable requirements.
In particular, the ability of persons who are not resident in the United Kingdom or the United States to vote their Alent Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
No person may vote in favour of the Transaction by any use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Transaction are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Transaction is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities. The availability of New Platform Shares under the Partial Share Alternative to Alent Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements.

Further details in relation to Alent Shareholders in overseas jurisdictions will be contained in the Scheme Document.
Additional information for US investors
The Transaction relates to the shares of an English company and is expected to be made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Transaction is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act.  Accordingly, the Transaction is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. Any financial statements or other financial information included in this Announcement have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
The New Platform Shares to be issued under the Transaction have not been and are not expected to be registered under Securities Act or under the securities laws of any state or other jurisdiction of the United States. Accordingly, the New Platform Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States absent registration under the Securities Act or an exemption therefrom. It is expected that the New Platform Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 3(a)(10) thereof. Alent Shareholders (whether or not US persons) who are or will be affiliates (within the meaning of the Securities Act) of Platform or Alent prior to, or of Platform after, the Effective Date will be subject to certain US transfer restrictions relating to the New Platform Shares received pursuant to the Scheme.
Bidco reserves the right, subject to the prior consent of the Panel and the terms of the Co-operation Agreement, to elect to implement the Acquisition by way of a takeover offer (as such term is defined in the Companies Act).  Any securities to be issued in connection with such Acquisition may be issued in reliance on an exemption from the registration requirements of, or, alternatively, registered under, the Securities Act.  If, in the future, Bidco exercises its right to implement the Acquisition by way of a takeover offer in which New Platform Shares are to be issued and in a manner that is not exempt from the registration requirements of the Securities Act, Platform will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Platform Shares. In this event, shareholders of Alent are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Platform’s contact for enquiries identified above.
If the Transaction is implemented by way of the Offer, it will be done in compliance with the applicable tender offer rules under the Exchange Act, including Section 14(e) of the Exchange Act and Regulation 14E thereunder. Platform, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in Alent outside such Offer during the period in which such Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside the United States and would comply with applicable law, including the Exchange Act.
None of the securities referred to in this Announcement have been approved or disapproved by the SEC, any state securities commission in the United States or any other US regulatory authority, nor have such authorities passed upon or determined the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is a criminal offence in the United States.

Nothing in this Announcement shall be deemed an acknowledgement that any SEC filing is required or that an offer requiring registration under the Securities Act may ever occur in connection with the Transaction.
Alent is incorporated under the laws of England and Wales. In addition, some or all of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Alent or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Alent or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.
Forward looking statements
This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of the Wider Alent Group and the Wider Platform Group and certain plans and objectives of Bidco and Platform with respect to the Combined Group. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “believe”, “expect”, “estimate”, “intend”, “plan”, “goal”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by Alent and/or Bidco and/or Platform in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and you are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this Announcement. None of Alent, Platform or Bidco assume any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.
No profit forecast or estimates
No statement in this Announcement (including any statement of estimated synergies) is intended as a profit forecast or estimate for any period. No statement in this Announcement should be interpreted to mean that earnings per Platform Share or per Alent Share for the current or future financial years would necessarily match or exceed the historical published earnings per Platform Share or per Alent Share.
Disclosure requirements of the Takeover Code
Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  You should contact the Takeover Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Shares in issue
In accordance with Rule 2.10 of the Code, Alent confirms that, as at the date of this Announcement, it has 266,353,736 ordinary shares of 10 5/11 pence each in issue and admitted to trading on the main market of the London Stock Exchange. The International Securities Identification Number for the ordinary shares is GB00BQ1XTV39.
In accordance with Rule 2.10 of the Code, Platform confirms that, as at the date of this Announcement, it has the following shares in issue: 210,861,144 shares of Common Stock at a par value of US$0.01 per share, 2,000,000 shares of Series A Preferred Stock and 600,000 shares of Series B Convertible Preferred Stock. The International Securities Identification Number for the shares of Common Stock trading on the New York Stock Exchange is US72766Q1058.
Publication on Website
This Announcement and the documents required to be published pursuant to Rule 26.1 of the Takeover Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Platform's website at http://ir.platformspecialtyproducts.com/announcement.com and Alent's website at www.alent.com by no later than 12 noon on the Business Day following this Announcement.
Market flex terms have been agreed under Bidco’s bridge loan facility entered into in connection with Bidco’s financing of the Transaction.  The market flex terms will be put on display on www.platformspecialtyproducts.com, or the relevant final financing terms disclosed, on the earlier of (i) completion of syndication of the bridge loan facility and (ii) if syndication is not completed on the date on which the Scheme Document is published, the date of the Scheme Document.

Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks it is incorporated into, or forms part of, this Announcement.
You may request a hard copy of this Announcement by contacting Rothschild on +44 20 7280 5000. You may also request that all future documents, announcements and information to be sent to you in relation to the Transaction should be in hard copy form.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Time
All times shown in this Announcement are London times, unless otherwise stated.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

RECOMMENDED ACQUISITION
OF
ALENT PLC
BY
MACDERMID PERFORMANCE ACQUISITIONS LTD.
a wholly owned subsidiary of
PLATFORM SPECIALTY PRODUCTS CORPORATION
to be effected by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006

1.	Introduction
The Boards of Platform Specialty Products Corporation (“Platform”) and Alent plc (“Alent”) are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of Alent by Bidco, a wholly owned indirect subsidiary of Platform.
It is intended that the Transaction will be implemented by way of a court sanctioned scheme of arrangement under Part 26 of the Companies Act 2006.
2.	The Transaction
Under the terms of the Transaction, which will be subject to the Conditions and certain further terms set out in Appendix 1 and to the full terms and conditions which will be set out in the Scheme Document, each Alent Shareholder will be entitled to receive:
for each Alent Share:                           503 pence in cash
The Transaction will also include a Partial Share Alternative under which eligible Alent Shareholders can elect to receive New Platform Shares in lieu of part or all of the cash consideration to which they would otherwise be entitled under the Transaction.  Further details of the Partial Share Alternative are set out in paragraph 10 below.
The Transaction values Alent’s entire issued and to be issued share capital at approximately £1,351 million (US$2,096 million) and represents:
—	a premium of approximately 49 per cent. to the Closing Price of 337.7 pence per Alent Share on 10 July 2015 (being the last Business Day before the date of this Announcement);

—	a premium of approximately 37 per cent. to the volume weighted average share price of 368.2 pence per Alent Share over the three month period prior to the date of this Announcement; and
—	an Enterprise Value of 13.9x Alent’s EBITDA for the year ended 31 December 2014.
3.	Background to and reasons for the Transaction
The Boards of Bidco and Platform believe that the Transaction will deliver significant value for the shareholders of both Alent and Platform. The Boards of Bidco and Platform believe that the premium offered will deliver significant and immediate value to the shareholders of Alent. In addition, the Partial Share Alternative allows those shareholders electing to do so to participate in the value creation of the Combined Group.
The acquisition of Alent is in line with the Platform Group’s core strategy to acquire businesses that fit with its “Asset-Lite, High-Touch” business model. Alent is a highly attractive business with compelling growth prospects, high cash flow margins, a proven financial track record and strong customer relationships. The Boards of Platform and Bidco believe that the Transaction is expected to be accretive to intrinsic value per share and will:
—	allow the Platform Group to enhance its market position and combine complementary product portfolios and geographical footprints;
—	improve the geographic range and product capabilities in surface treatment with significant complementarity between Alent’s Enthone business and MacDermid core electronics and industrial portfolio;
—	enhance the performance applications segment;
—	expand the Platform Group’s product offering through Alent’s Alpha Assembled Materials business; and
—	provide an opportunity to unlock substantial value through the realisation of material costs synergies and sales growth opportunities.
4.	Financial benefits of the Transaction
The Platform Directors, having reviewed and analysed the potential benefits of the Transaction, based on their experience of operating in the sector and taking into account the factors the Platform Group can influence, believe that the Combined Group, comprising both Platform and Alent in their entirety, will be able to achieve annual pre-tax cost synergies of at least US$50million as a result of the Transaction.  Platform expects these synergies to be phased in over the three years after the Transaction has completed.
The principal sources of quantified synergies are as follows:
—	approximately US$38million per annum of the identified synergies are expected to be generated from lower general and administration and corporate expenses and elimination of duplicated sales, marketing, IT and research and development expenditure; and

—	approximately US$12million per annum of the identified synergies are expected to be generated from reduced production costs due to optimising the Combined Group’s facilities and greater purchasing volume for various direct and indirect materials.
It is envisaged that the realisation of the identified synergies will result in non-recurring costs of approximately US$50million over the same period.  Aside from these costs, no material cost dis-synergies are expected in connection with the Offer.
The expected synergies will accrue as a direct result of the success of the Transaction and would not be achieved on a standalone basis.
Please refer to Appendix 4 for further detail on these estimated synergies. These estimated synergies have been reported on under the City Code by PricewaterhouseCoopers and by the financial adviser to Platform and Bidco, Credit Suisse. Copies of their letters are included in Parts B and C of Appendix 4 of this Announcement. References in this Announcement to those estimated synergies should be read in conjunction with those parts of Appendix 4.
5.	Background to and reasons for the recommendation
At the end of 2012, Alent set out a strategy to further strengthen its position as a preferred supplier of highly engineered and customised specialty chemicals and materials across the electronics, industrial and automotive markets.
Today Alent is a global market leader across its chosen sectors, with competitive advantage and financial strength and has a track record of delivering growth ahead of its core-end markets. With its asset-light business model, Alent has delivered strong cash generation and high return on invested capital. Alent announced in March 2015 that it would seek to create further shareholder value through the “Investing for Growth” strategy.
Against this background, Platform approached Alent concerning a possible offer for Alent and entered into negotiations. The Board of Alent believes that the strategy and opportunities for its product portfolio are capable of delivering the continued growth and enhanced shareholder returns, underpinning Alent’s future as an independent company. However, the offer from Platform represents more immediate recognition of value, in cash, which the Board believes is attractive for Alent Shareholders.
Accordingly, the Board of Alent intends to recommend unanimously the Transaction to Alent Shareholders as set out in paragraph 6 below.
6.	Alent Recommendation

The Alent Directors, who have been so advised by Rothschild as to the financial terms of the Transaction, consider the terms of the Transaction to be fair and reasonable. In providing advice to the Alent Directors, Rothschild has taken into account the commercial assessments of the Alent Directors.
Accordingly, the Alent Directors intend to recommend unanimously that Alent Shareholders vote in favour of the Scheme and the associated resolutions to be proposed at the Court Meeting and the Alent General Meeting, as Alent Directors with beneficial holdings have irrevocably undertaken to do, or procure, in respect of their own beneficial holdings of 110,751 Alent Shares representing, in aggregate, approximately 0.04 per cent. of Alent’s issued share capital as at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).
The Alent Directors make no recommendation in relation to the Partial Share Alternative. Alent Shareholders should consider whether New Platform Shares are a suitable investment in light of their own personal circumstances and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice in light of their own particular circumstances and investment objectives before deciding whether to elect for New Platform Shares. Any decision to elect for New Platform Shares should be based on a full consideration of this Announcement and the Scheme Document (when published).
7.	Information on the Alent Group
Alent is a global supplier of specialty chemicals and engineered materials used primarily in electronics, automotive and industrial applications. Alent supplies high performance consumable products and services which create value by enabling superior end-product performance in the areas of functionality, reliability and longevity. Alent adds value to its customers' businesses by providing products and services which allow them to increase the efficiency and quality of their operations and products. The Alent Group comprises two business segments: Enthone, its Surface Chemistries business - a global supplier of electroplating chemistry to the electronics, automotive and industrial industries; and Alpha, its Assembly Materials business - a global supplier of interconnect materials, primarily into the electronics market. Further information is available at www.alent.com.
For the financial year ended 31 December 2014, Alent generated Net Sales Value of £413.0 million from continuing operations, adjusted operating profit of £95.1 million and adjusted profit before tax of £91.5 million.
Trading for the six months ended 30 June 2015 was broadly in line with Alent’s expectations. Pricing remained robust, whilst positive mix from growth in Alent’s higher margin business helped offset end-market headwinds. Alent’s Investing for Growth programme is proceeding to plan. Alent continues to expect its normal seasonal improvement in the second half of the financial year.
8.	Information on the Platform Group and Bidco
Platform is a global, diversified producer of high-technology specialty chemicals and provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agrochemical, animal health, electronics, graphic arts, plating, and offshore oil production and drilling.
Platform was initially incorporated under the laws of the British Virgin Islands in April 2013 under the name “Platform Acquisition Holdings Limited”. Platform was created for the purpose of acquiring a target company or business with an anticipated enterprise value of between US$750 million and US$2.5 billion. Platform completed its initial public offering in the United Kingdom in May 2013, raising net proceeds of approximately US$880 million from preferred and ordinary shares, and was listed on the London Stock Exchange.  In October 2013, Platform completed the acquisition of substantially all of MacDermid, Incorporated (“MacDermid”), a global provider of high value-added specialty chemicals. Concurrently with the closing of the acquisition of MacDermid, Platform changed its name to “Platform Specialty Products Corporation”. In January 2014, Platform domesticated, changing its jurisdiction of incorporation from the British Virgin Islands to Delaware, and its shares of common stock began trading on the New York Stock Exchange.

Subsequent to the acquisition of MacDermid, Platform completed three additional acquisitions: Percival S.A., including its agrochemical business, Agriphar, in October 2014; the Chemtura AgroSolutions business of Chemtura Corporation in November 2014; and Arysta LifeScience Limited in February 2015. In June 2015, Platform announced the proposed acquisition of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. If completed, this acquisition is expected to close in two parts, with the first closing expected to occur during the third quarter of 2015 and the second closing expected to occur during first quarter of 2016, in each case, subject to customary closing conditions.
Platform operates its business in two reportable business segments, Performance Applications and Agricultural Solutions, as described below.
Performance Applications
Platform’s Performance Applications segment formulates and markets dynamic chemistry solutions that are used in electronics, automotive production, oil and gas production, drilling, commercial packaging and printing. Platform’s products include surface and coating materials, water-based hydraulic control fluids and photopolymers. Platform sells these products worldwide. In conjunction with the sale of these products, Platform provides extensive technical service and support to ensure superior performance of their application.
Within this segment, Platform provides specialty chemicals to the following industries: Electronics, Industrial, Offshore and Commercial Packing and Printing. For the electronics industry, Platform designs and formulates a complete line of proprietary “wet” dynamic chemistries that its customers use to process the surface of the printed circuit boards and other electronic components they manufacture. For its industrial customers, its dynamic chemistries are used for finishing, cleaning and providing surface coatings for a broad range of metal and non-metal surfaces, which improve the performance or look of a component of an industrial part or process. For the offshore industry, Platform produces water-based hydraulic control fluids for major oil companies and drilling contractors for offshore deep water production and drilling applications. For the commercial packaging and printing industries, Platform produces photopolymers through an extensive line of flexographic plates, used to produce printing plates for transferring images onto commercial packaging, including packaging for consumer food products, pet food bags, corrugated boxes, labels and beverage containers. In addition, Platform produces photopolymer printing plates for the flexographic and letterpress newspaper and publications markets.
Agricultural Solutions
Platform’s Agricultural Solutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. Platform offers a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: adjuvants, fungicides, herbicides, home applications (home and garden and ectoparasiticides), insecticides, miticides, plant growth regulators, and seed treatments. Platform refers to herbicides, insecticides, fungicides and seed treatment categories, based on patented or proprietary off-patent active ingredients, as its Global Value Added Portfolio. Its product portfolio also includes biosolutions (biostimulants, innovative nutrition and biocontrol) and regional off-patent AIs that complement its principal product lines. In addition, Platform offers certain non-crop products, including animal health products, such as honey bee protective miticides and certain veterinary vaccines.
For the financial year ended 31 December 2014, Platform generated Net Sales of US$843.2 million adjusted operating profit of US$193.3 million and adjusted net income attributable to common shareholders of US$113.6 million.

In June 2015, Platform completed an underwritten public offering of 18,226,414 Platform Shares at a price of $26.50 per share, raising gross proceeds of approximately $483 million.  Platform intends to use the net proceeds from this offering to fund working capital and future acquisitions including, if consummated, a portion of the consideration and related fees payable in connection with the acquisition by Platform of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. mentioned above.
More information on Platform is available at www.platformspecialtyproducts.com.
Bidco
Platform will acquire the Alent Shares through Bidco, a wholly owned indirect subsidiary of Platform.  Bidco is a private limited company incorporated in the United Kingdom, being Alent's current place of incorporation. Bidco was formed solely for the purpose of effecting the Transaction. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Transaction.
9.	Management and employees of Alent
Platform attaches great importance to the skills and experience of the existing management and employees of Alent.
The Transaction will augment the capabilities of both Platform and Alent and will offer significant opportunities for employees to progress in a business of greater size and scope and will incorporate the skills and the talents present in both companies.
The Platform Board and the Alent Board each recognise that in order to achieve the expected benefits of the Transaction, operational and administrative restructuring will be required following completion of the Transaction. The detailed steps for such a restructuring are not yet known, but Platform will aim to retain the best talent across the Combined Group and intends to operate one head office for the Combined Group.
Platform and Bidco confirm that, following completion of the Transaction, the existing contractual and statutory employment rights, including in relation to pensions, of all Alent employees will be fully observed. Further information in respect of employees and pensions will be set out in the Scheme Document.
Platform and Bidco intend to enter into discussions with senior management of Alent in due course regarding their potential continuing involvement in the Combined Group. There are no agreements or arrangements between Platform or Bidco and senior management of Alent.
10.	The Partial Share Alternative
The Partial Share Alternative will be made available to eligible Alent Shareholders. The Partial Share Alternative will enable such shareholders to elect to receive New Platform Shares instead of all or part of the cash which they would otherwise be entitled to receive under the Transaction.
The Partial Share Alternative will be limited to the issuance of New Platform Shares, at the applicable exchange ratio, in respect of 58,432,694 Alent Shares, representing approximately 21.9 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement). To the extent that elections for New Platform Shares under the Partial Share Alternative cannot be satisfied in full, they will be scaled down as nearly as reasonably practicable pro rata to the size of such elections. As a result, Alent Shareholders who make a valid election under the Partial Share Alternative will not necessarily know the precise number of New Platform Shares, or the exact amount of cash, they will receive pursuant to the Transaction until settlement of the Consideration for the Transaction.
The Partial Share Alternative will be made available on the basis of 0.31523 New Platform Shares for each Alent Share.  Based on the volume weighted average share price of $24.76 per Platform Share on 10 July 2015 (being the last Business Day before the date of this Announcement) and applying the USD:GBP exchange rate quoted by Bloomberg on the same date, the Partial Share Alternative values each Alent Share at 503 pence. Based on the Closing Price of $25.14 per Platform Share on 10 July 2015 (being the last Business Day before the date of this Announcement) and applying the same USD:GBP exchange rate, the Partial Share Alternative values each Alent Share at 504.7 pence (assuming full take up by each Alent Shareholder under the Partial Share Alternative).
Applying the exchange ratio set out above, Platform would be issuing 18,419,738 New Platform Shares in aggregate, representing approximately 8.0 per cent. of the Platform Shares that would be in issue following the issue of the New Platform Shares under the Transaction (and assuming no further issues of Platform Shares or Alent Shares after the date of this Announcement).
As at the date of this Announcement, Platform and Bidco have received an irrevocable undertaking from Cevian, the largest shareholder of Alent, to elect for the Partial Share Alternative in respect of its entire beneficial holding of 58,432,694 Alent Shares (subject to offsetting elections made by other eligible Alent Shareholders), representing 21.9 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).
Accordingly, if no Alent Shareholders apart from Cevian elect for the Partial Share Alternative, Cevian will be issued the full amount of New Platform Shares available under the Partial Share Alternative.
Fractions of New Platform Shares will not be allotted or issued to persons electing for the Partial Share Alternative. Fractional entitlements to New Platform Shares will be aggregated and sold in the market as soon as practicable after the Scheme becomes Effective. The net proceeds of such sales will then be distributed in cash to the Alent Shareholders who elected for the Partial Share Alternative, and who are entitled thereto under the Transaction, in accordance with their elections.
Further details of the Partial Share Alternative, including details of those Alent Shareholders that will be eligible to elect for the Partial Share Alternative, will be set out in the Scheme Document.
11.	Dividends

Alent will not pay an interim dividend for the six months ended 30 June 2015.
Platform and Bidco have agreed that the Alent Directors will be entitled to recommend to Alent Shareholders (if they see fit), and (subject to such resolution of the directors) the Alent Shareholders will be entitled to resolve and be paid by Alent, a final dividend in respect of the full-year ending 31 December 2015 without any reduction in the Transaction Price payable under the Transaction, provided that:
—	the amount of such dividend shall not exceed 6.45 pence per Alent Share;
—	the relevant annual general meeting shall not be held prior to 1 May 2016;
—	the payment date for such dividend shall be set no earlier than 1 June 2016; and

—	the resolution at the relevant annual meeting in respect of such dividend shall provide that the dividend shall be payable on the relevant payment date only if the Effective Date has not occurred prior to that date, a dividend that is permissible under the these criteria being the “2015 Final Dividend”.
If any dividend or other distribution is authorised, declared, made or paid in respect of the Alent Shares on or after the date of this Announcement and prior to the Effective Date, other than the 2015 Final Dividend, or in excess of the 2015 Final Dividend, Platform and Bidco reserve the right to reduce the Transaction Price by the amount of all or part of any such excess, in the case of the 2015 Final Dividend, or otherwise by the amount of all or part of any such dividend or other distribution.
12.	Alent Share Plan
Participants in the Alent Share Plan will be contacted regarding the effect of the Transaction on their rights under the plan and provided with further details concerning the proposals which will be made to them in due course. Details of the proposals will be set out in the Scheme Document and in separate letters to be sent to participants in the Alent Share Plan.
13.	Offer related arrangements
Confidentiality Agreement
Alent and Platform have entered into a confidentiality agreement effective 30 June 2015 pursuant to which each party has undertaken to keep confidential information relating to the other and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations will remain in force until the completion of the Transaction.
Co-operation Agreement
Platform, Bidco and Alent have entered into the Co-operation Agreement pursuant to which Platform and Bidco have agreed to use commercially reasonable best efforts to satisfy the conditions set out at paragraphs 3 to 11 of Part 1 of Appendix 1 (each a “Regulatory Condition”), and Platform and Alent have agreed to certain undertakings to co-operate and provide each other with reasonable assistance and information in relation to the filings, submissions and notifications to be made in relation to such regulatory clearances and authorisations.
Platform has the right to terminate the Co-operation Agreement if the Alent Board withdraws, qualifies or adversely modifies its recommendation of the Scheme or such recommendation is not included in the Scheme Document; if the Court Meeting and the Scheme Court Hearing are not held by the dates to be specified in the Scheme Document or if the Scheme is not approved by the requisite majorities of Alent Shareholders and in each case the Scheme lapses; upon a Break Fee Event (as defined below); and where a competing proposal is recommended or effected. The Co-operation Agreement will also terminate on Platform notifying Alent of a Regulatory Condition not having been satisfied or waived or having become incapable of satisfaction or waiver; if the Scheme is withdrawn or lapses (other than pursuant to Platform’s right to switch to an Offer); or if the Scheme has not become effective by the Long Stop Date.

By way of compensation for any loss suffered by Alent in connection with the preparation and negotiation of the Transaction, Platform has agreed to pay to Alent £27 million if on or prior to the Long Stop Date, Platform or Bidco invokes a Regulatory Condition or if, on the Long Stop Date, a Regulatory Condition is not satisfied or waived by Platform in each case so that the Transaction lapses, terminates or is withdrawn (a “Break Fee Event”).  No payment will be made if certain termination events have occurred, or if the Break Fee Event has been caused by Alent’s breach of certain obligations under the Co-operation Agreement relating to co-operation and assistance, or making any required notifications or filings, with regulatory clearances and authorisations.
The Co-operation Agreement records Platform’s and Alent’s intention to implement the Transaction by way of the Scheme, subject to the ability of Platform to proceed by way of a Takeover Offer in certain circumstances.
14.	Irrevocable undertakings to vote in favour of the Scheme
Platform and Bidco have received an irrevocable undertaking from Cevian, the largest shareholder of Alent, to vote in favour of the Scheme and the associated resolutions to be proposed at the Court Meeting and the Alent General Meeting in respect of its entire beneficial holding of 58,432,694 Alent Shares, representing 21.9 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before the date of this Announcement).
Cevian’s irrevocable undertaking will only cease to be binding (i) if the posting of the Scheme Document and form(s) of proxy does not take place within 28 days of the date of this Announcement (or such later time as may be agreed by the Panel), or (ii) on the date on which the Transaction is withdrawn or lapses in accordance with its terms (save where the Transaction is withdrawn or lapses as a result of Bidco exercising its right to implement the Transaction by way of the Offer rather than by way of the Scheme). Cevian will not exercise, nor, where applicable, procure the exercise of, any voting rights on any resolution which is proposed at any general meeting or court meeting (including the General Meeting and the Court Meeting) to adjourn such meeting or to approve a scheme of arrangement relating to the acquisition of any shares in Alent by a third party.
In addition, Platform and Bidco have received irrevocable undertakings from each of the Alent Directors who are beneficially interested in Alent Shares to vote in favour of the Scheme at the Court Meeting and any resolutions relating to the Transaction which are proposed at the Alent General Meeting (including any adjournment thereof) in respect of their own beneficial holdings of 110,751 Alent Shares representing in aggregate approximately 0.04 per cent. of Alent’s issued share capital at close of business on 10 July 2015 (being the last Business Day before this Announcement).
The Alent Directors’ irrevocable undertakings will cease to be binding (i) on the date on which the Transaction is withdrawn or lapses in accordance with its terms (save where the Transaction is withdrawn or lapses as a result of Bidco exercising its right to implement the Transaction by way of the Offer rather than by way of the Scheme), or (ii) on the date on which any competing offer is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective.
Further details of these irrevocable undertakings are set out in Appendix 3.
15.	Financing of the Transaction
Platform intends to finance the cash consideration payable to Alent Shareholders pursuant to the Transaction from an issue of Platform Shares.

However, for cash confirmation purposes, Platform has entered into a bridge loan facility with Credit Suisse AG, Cayman Islands Branch which is available to satisfy the cash consideration payable to Alent Shareholders under the Transaction.
The bridge loan facility is being provided pursuant to an Interim Facility Letter in an amount of up to US $1,875,000,000, subject to certain conditions precedent. If drawn by Platform, such amount will be used to put Bidco in funds for the purpose of paying cash consideration to Alent Shareholders pursuant to the Transaction, and such other purposes as described in the Interim Facility Letter. In relation to the provision of the bridge loan facility, Platform and Bidco will also enter into a suite of related finance documents (including foreign exchange forward hedging documentation) which will ensure that, amongst other things, the cash consideration under the Transaction will be delivered to Alent Shareholders in Sterling.
Credit Suisse, as financial adviser to Platform and Bidco, is satisfied that sufficient resources are available to Bidco to satisfy in full the cash consideration payable pursuant to the Transaction.
Further information on the financing of the Transaction will be set out in the Scheme Document.
16.	Structure of the Transaction

It is intended that the Transaction will be implemented by means of a court sanctioned scheme of arrangement between Alent and the Alent Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidco to become holder of the entire issued and to be issued share capital of Alent.
Under the Scheme, the Scheme Shares will be transferred to Bidco in consideration for which Scheme Shareholders will receive the Consideration on the basis set out in paragraph 2 of this Announcement.
To become effective, the Scheme requires the approval of Scheme Shareholders by the passing of a resolution at the Court Meeting. The resolution must be approved by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. of the Scheme Shares held and voted by such Scheme Shareholders. In addition, a special resolution must be passed at the Alent General Meeting to deal with certain ancillary matters which requires the approval of Alent Shareholders representing at least 75 per cent. of the votes cast at the Alent General Meeting (either in person or by proxy). The Alent General Meeting will be held immediately after the Court Meeting.
Following the Alent Meetings, the Scheme must also be sanctioned by the Court and will only become effective once a copy of the Scheme Court Order is delivered to the Registrar of Companies.  Upon the Scheme becoming effective, it will be binding on all Alent Shareholders, irrespective of whether or not they attended or voted at the Alent Meetings and, if they did vote, whether or not they voted in favour or against the Scheme. The New Platform Shares will be issued and the Consideration will be despatched by Bidco to Scheme Shareholders no later than 14 days after the Effective Date.
The Scheme Document, which is expected to be despatched to Alent Shareholders as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Alent and Bidco otherwise agree, and the Panel consents, to a later date), will include full details of the Scheme, together with notices of the Court Meeting and the Alent General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

17.	Conditions

The Transaction is subject to certain Conditions and certain further terms referred to in Appendix 1 of this Announcement.  The Conditions will be set out in the Scheme Document to be sent to all Alent Shareholders.
The Conditions in Appendix 1 provide that the Transaction is conditional on the receipt of various antitrust and regulatory consents in a number of jurisdictions, including Brazil, China, Germany, Poland, Romania, South Korea and the United States (to the extent triggered). The relevant Conditions are contained in paragraphs 3 to 10 of Appendix 1.  In addition, the Transaction is conditional, among other things, on: (i) the Alent Meetings being held no later than the 22nd day after the expected date of the Alent Meetings to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (a) any date as may be agreed between Bidco and Alent and allowed by the Court and (b) the date determined by the Panel as being the earliest date for such meetings to be held); (ii) approval by the requisite majorities of Alent Shareholders at the Alent Meetings; (iii) the Scheme being sanctioned by the Court no later than the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (a) any date as may be agreed between Bidco and Alent and allowed by the Court and (b) the date determined by the Panel as being the earliest date that the Scheme can become effective); and (iv) the Scheme becoming effective no later than the Long Stop Date.
18.	Delisting and re-registration
Applications will be made to the UK Listing Authority and the London Stock Exchange for the cancellation of the listing of the Alent Shares on the Official List and of the trading in Alent Shares on the London Stock Exchange’s main market for listed securities respectively, upon or shortly after the Scheme becoming effective. The last day of dealings in Alent Shares on the London Stock Exchange’s main market for listed securities is expected to be the Business Day immediately prior to the Effective Date and no transfers will be registered after 6.00 p.m. on that date. When the Scheme becomes effective, the share certificates in respect of Alent Shares will cease to be valid and entitlements to Alent Shares held in CREST will be cancelled.
Bidco intends to re-register Alent as a private company as soon as it is appropriate to do so under the provisions of the Companies Act 2006.
19.	Settlement, listing and dealing of New Platform Shares
Once the Scheme has become effective, New Platform Shares will be allotted to Alent Shareholders who have elected to participate in the Partial Share Alternative. Application will be made for the listing of New Platform Shares on the NYSE from the Effective Date.
20.	Overseas shareholders
The availability of the New Platform Shares under the terms of the Scheme to persons not resident in the United Kingdom or the United States may be affected by the laws and regulations of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
21.	Taxation

Alent Shareholders within the charge to UK corporation tax or capital gains tax should note that the Transaction is not currently expected to qualify for "rollover relief" with the effect that such shareholders would be treated as disposing of their Alent Shares as a result of the Transaction irrespective of the extent to which they receive their consideration in the form of cash or New Platform Shares.
22.	Disclosure of interests in Alent Shares
Neither Platform, Bidco, nor any persons acting in concert with any of them hold any interests in Alent. An Opening Position Disclosure will be made to this effect setting out details required to be disclosed under Rule 8.1(a) of the Code.
23.	Expected timetable
Further details of the Scheme will be contained in the Scheme Document. It is expected the Scheme Document  will be published as soon as practicable and, in any event (unless Alent and Bidco otherwise agree, and the Panel consents, to a later date), within 28 days of the date of this Announcement.  Subject to the satisfaction, or where relevant waiver, of all relevant Conditions as set out in Appendix 1 to this Announcement, it is expected that the Scheme will become effective and the Transaction will be completed in late 2015 or early 2016.
24.	Documents available for inspection
Copies of the following documents will shortly be available at www.platformspecialtyproducts.com until the Scheme has become effective or has lapsed or been withdrawn:
—	this Announcement;
—	the Co-operation Agreement;
—	the irrevocable undertakings described in paragraph 14 and Appendix 3;
—	the Confidentiality Agreement described in paragraph 13; and
—	the documents relating to the financing of the Transaction referred to in paragraph 15.
25.	Fractional entitlements
Fractions of New Platform Shares will not be allotted or issued to persons electing for the Partial Share Alternative. Fractional entitlements to New Platform Shares  will be aggregated and sold in the market as soon as practicable after the Scheme becomes effective. The net proceeds of such sales will then be distributed in cash to the Alent Shareholders who elected for the Partial Share Alternative, and who are entitled thereto under the Transaction, in accordance with their elections.
26.	General
Bidco reserves the right, subject to (i) the prior consent of the Panel and (ii) the terms of the Co-operation Agreement, to elect to implement the acquisition of the Alent Shares by way of a Takeover Offer. In such event, such Offer will be implemented on the same terms (subject to appropriate amendments as described in Part 3 of Appendix 1), so far as applicable, as those which would apply to the Scheme.  Furthermore, if such

Offer is made and sufficient acceptances of such Offer are received, when aggregated with Alent Shares otherwise acquired by Bidco, it is the intention of Bidco to (i) request that the London Stock Exchange and the UK Listing Authority cancel trading in Alent Shares on the London Stock Exchange’s main market for listed securities and the listing of the Alent Shares from the Official List; and (ii) exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining Alent Shares in respect of which the Offer has not been accepted.

Enquiries:
Platform Specialty Products Corporation:		Alent plc:	+ 44 1483 793291

Benjamin Gliklich, Vice President, Corporate Development, Finance and Investor Relations	+1‐561‐406‐8465	Andrew Heath, Chief Executive David Egan, Group Finance Director Frances Gibbons, Investor Relations Manager

Credit Suisse (Financial Adviser to Platform)	+44 207 888 8888 +1 212 325 2000	Rothschild (Lead Financial Adviser and Rule 3 Adviser to Alent)	+44 207 280 5000
Spyros Svoronos		Ravi Gupta
Joe Hannon		Charles Montgomerie
Yuri Shakhmin

		UBS (Financial Adviser and Corporate Broker to Alent)	+44 207 567 8000
James Robertson
John Woolland
David Roberts

		Liberum (Corporate Broker to Alent)	+44 20 3100 2000
Peter Tracey
Neil Patel
Anna Hartropp

Weber Shandwick (PR adviser to Platform)	+44 20 7067 0000 +1 212-445-8000	Pendomer Communications:	+ 44 20 3603 5224
Liz Cohen		Charles Armitstead
Kelly Gawlik

Further information
This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer, to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Transaction or otherwise.  The Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Transaction, including details of how to vote in respect of the Transaction.  Any vote or other action in respect of the Transaction should be made only on the basis of the information in the Scheme Document.
Any vote in respect of the Transaction should only be made on the basis of the information contained in the Scheme Document, which will contain the full terms and conditions of the Scheme (including details of how to vote). Alent Shareholders are advised to read the formal documentation in relation to the Transaction carefully once it has been dispatched.
Please be aware that addresses, electronic addresses and certain other information provided by Alent Shareholders, persons with information rights and other relevant persons in connection with the receipt of communications from Alent may be provided to Platform during the offer period as required under Section 4 of Appendix 4 of the Code.
Bidco reserves the right to elect, with the consent of the Panel and subject to the terms of the Co-operation Agreement, to implement the Transaction by way of a Takeover Offer (as defined in Part 28 of the Companies Act 2006).  In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 90 per cent. (or such lesser percentage, as Platform may decide) (i) in nominal value of the shares to which such Offer would relate; and (ii) of the voting rights attached to those shares, and that is subject to Bidco and/or (with the consent of the Panel) any members of the Platform Group having acquired or agreed to acquire, whether pursuant to the Offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Alent, including, for this purpose, any such voting rights attaching to Alent Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.
Credit Suisse, which is authorised and regulated in the UK by the FCA and the PRA, is acting exclusively as financial adviser to Platform and no one else in connection with the matters described in this Announcement, and will not be responsible to anyone other than Platform for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the matters referred to in this Announcement. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.
Rothschild, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of Rothschild nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
UBS, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of UBS nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
Liberum, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for Alent and no one else in connection with the Transaction, and will not be responsible to anyone other than Alent for providing the protections afforded to clients of Liberum nor for providing advice in connection with the Transaction or any other matters referred to in this Announcement.
Overseas jurisdictions
The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and the United States should inform themselves about, and observe, any applicable requirements.
In particular, the ability of persons who are not resident in the United Kingdom or the United States to vote their Alent Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
No person may vote in favour of the Transaction by any use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Transaction are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Transaction is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities. The availability of New Platform Shares under the Partial Share Alternative to Alent Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements.
Notes to US investors in Alent

The Transaction relates to the shares of an English company and is expected to be made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Transaction is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act.  Accordingly, the Transaction is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. Any financial statements or other financial information included in this Announcement have been prepared in accordance with non-US accounting standards and may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.
The New Platform Shares to be issued under the Transaction have not been and are not expected to be registered under Securities Act or under the securities laws of any state or other jurisdiction of the United States. Accordingly, the New Platform Shares may not be offered, sold resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States absent registration under the Securities Act or an exemption therefrom. It is expected that the New Platform Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 3(a)(10) thereof. Alent Shareholders (whether or not US persons) who are or will be affiliates (within the meaning of the US Securities Act) of Platform or Alent prior to, or of Platform after, the Effective Date will be subject to certain US transfer restrictions relating to the New Platform Shares received pursuant to the Scheme.
Bidco reserves the right, subject to the prior consent of the Panel and the terms of the Co-operation Agreement, to elect to implement the Acquisition by way of a takeover offer (as such term is defined in the Companies Act).  Any securities to be issued in connection with such Acquisition may be issued in reliance on an exemption from the registration requirements of, or, alternatively, registered under, the Securities Act.  If, in the future, Bidco exercises its right to implement the Acquisition by way of a takeover offer in which New Platform Shares are to be issued and in a manner that is not exempt from the registration requirements of the Securities Act, Platform will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Platform Shares. In this event, shareholders of Alent are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Platform’s contact for enquiries identified above.
If the Transaction is implemented by way of the Offer, it will be done in compliance with the applicable tender offer rules under the Exchange Act, including Section 14(e) of the Exchange Act and Regulation 14E thereunder.
None of the securities referred to in this Announcement have been approved or disapproved by the SEC, any state securities commission in the United States or any other US regulatory authority, nor have such authorities passed upon or determined the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is a criminal offence in the United States.
Nothing in this Announcement shall be deemed an acknowledgement that any SEC filing is required or that an offer requiring registration under the Securities Act may ever occur in connection with the Transaction.
Alent is incorporated under the laws of England and Wales. In addition, some or all of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Alent or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Alent or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Share Purchases
In accordance with normal UK practice and subject to compliance with the Exchange Act, Platform, certain affiliated companies and the nominees or brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase Alent Shares outside of the United States, other than pursuant to the Transaction, until the date on which the Transaction becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. If such purchases or arrangements to purchase were to be made they would be made outside the United States and would comply with applicable law, including the Exchange Act. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory Information Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.
Disclosure requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Forward-looking statements
This announcement contains certain forward-looking statements with respect to a possible combination involving Platform, Bidco and Alent. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible combination will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible combination, adverse effects on the market price of Platform Shares and on Platform’s or Bidco’s or Alent’s operating results because of a failure to complete the possible combination, failure to realise the expected benefits of the possible combination, negative effects relating to the announcement of the possible combination or any further announcements relating to the possible combination or the consummation of the possible combination on the market price of Platform Shares or Alent Shares, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the combined companies following the consummation of the possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of Platform’s or Bidco’s, as the case may be, Alent’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement could cause Platform’s plans and/or Bidco’s plans with respect to Alent, Platform’s or Bidco’s or Alent’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. Additional information about economic, competitive, governmental, technological and other factors that may affect Platform is set forth in Item 1A, “Risk Factors,” in Platform’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this Announcement. None of Platform, Bidco and Alent undertake any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.
Publication on Website
This Announcement and the documents required to be published pursuant to Rule 26.1 of the Takeover Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Platform’s website at http://ir.platformspecialtyproducts.com/announcement.com and Alent’s website at www.alent.com by no later than 12 noon on the Business Day following this Announcement.
Market flex terms have been agreed under Bidco’s bridge loan facility entered into in connection with Bidco’s financing of the Transaction.  The market flex terms will be put on display on www.platformspecialtyproducts.com, or the relevant final financing terms disclosed, on the earlier of (i) completion of syndication of the bridge loan facility and (ii) if syndication is not completed on the date on which the Scheme Document is published, the date of the Scheme Document.
Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks it is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement by contacting Rothschild on +44 20 7280 5000. You may also request that all future documents, announcements and information to be sent to you in relation to the Transaction should be in hard copy form.

APPENDIX 1
CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE TRANSACTION
Part 1: Conditions to the Transaction
The Transaction will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long Stop Date, or such later date (if any) as Platform and Alent may agree and the Court may allow.
Scheme Approval
1.	The Scheme will be subject to the following conditions:
(a)	its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (i) the date agreed between Bidco and Alent and allowed by the Court and (ii) the date determined by the Panel as being the earliest date for the Court Meeting to be held);
(b)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the Alent General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the Alent General Meeting to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (i) the date agreed between Bidco and Alent and allowed by the Court and (ii) the date determined by the Panel as being the earliest date for the Alent General Meeting to be held); and
(c)	the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to Bidco and Alent) on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (i) the date agreed between Bidco and Alent and allowed by the Court and (ii) the date determined by the Panel as being the earliest date that the Scheme can become effective) and the delivery of a copy of the Scheme Court Order to the Registrar of Companies in England and Wales.

In addition, subject as stated in Part 2 below and to the requirements of the Panel, the Transaction will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:
Admission of the New Platform Shares
2.	The NYSE having authorised the listing of all of the New Platform Shares upon official notice of issuance and not having withdrawn such authorisation.
United States Hart-Scott-Rodino clearance
3.	All filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Transaction and the proposed acquisition of any Alent Shares or control of Alent by Platform or any member of the Platform Group.
Brazilian CADE clearance
4.	Insofar as the Transaction triggers a mandatory filing requirement, Brazil’s Council for Economic Defence (“CADE”) having approved the consummation of the Transaction, pursuant to the Brazilian competition law No 12529 of 30 November 2011, Title VII Chapter I.
Chinese MOFCOM clearance
5.	Insofar as the Transaction triggers a mandatory merger control filing requirement, a filing having been made to and accepted by the Ministry of Commerce of the People's Republic of China (“MOFCOM”) pursuant to the Anti-Monopoly Law and MOFCOM having issued a decision confirming that it will not conduct further review of the Transaction or allowing the Transaction to proceed or all applicable waiting periods under the Anti-Monopoly Law in respect of the review of the Transaction having expired.
German anti-trust clearance
6.	In so far as the Transaction triggers a mandatory merger control filing requirement for review by the German Federal Cartel Office (the "Bundeskartellamt"), either one or more of the following shall have occurred:
(a)	the Bundeskartellamt notifying Bidco within one month of receipt of the complete notification that the conditions for a prohibition under Section 36 (1) of the German Act Against Restrictions of Competition ("GWB") are not satisfied; or
(b)	the Bundeskartellamt not informing Bidco within one month from the receipt of the complete notification that it has opened an in-depth investigation (Hauptprüfverfahren) (Section 40 (1) GWB); or

(c)	the Bundeskartellamt, having entered into in-depth investigations pursuant to Section 40 (1) and (2) GWB, clearing the notified concentration by a formal decision (Verfügung) including a clearance of the Transaction under Section 40(3) GWB; or
(d)	the Bundeskartellamt, having entered into in-depth investigations pursuant to Section 40 (1) and (2) GWB, not prohibiting the Transaction by decision (i) within four months of receipt of the complete notification or (ii) if Bidco and Alent have agreed to an extension of the deadline pursuant to Section 40(2)(4)No. 1 GWB, until the date agreed upon by Bidco and Alent.
South Korean anti-trust clearance
7.	In so far as the Transaction triggers a mandatory merger control filing requirement in South Korea, notification having been received from the Korea Fair Trade Commission (‘KFTC”) that the Transaction does not violate Article 7, Paragraph 1 of the Monopoly Regulation and Fair Trade Law, or, if the KFTC issues an examiner's report on the Transaction, the KFTC then issuing a decision approving the Transaction.
Polish anti-trust clearance
8.	In so far as the Transaction triggers a mandatory merger control filing requirement in Poland, receipt of antitrust clearance from the Polish competition authority (or the termination or expiration of any applicable waiting periods (including any extensions thereof)).
Romanian anti-trust clearance
9.	In so far as the Transaction triggers a mandatory merger control filing requirement in Romania, receipt of antitrust clearance from the Romanian competition authority (or the termination or expiration of any applicable waiting periods (including any extensions thereof)).
General clearances
10.	Other than in relation to the competition law and regulatory approvals referred to in paragraphs 3 to 9 above, no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to (in any case which is material in the context of the Transaction):
(a)	require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Platform Group or any member of the Wider Alent Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;
(b)	require, prevent or delay the divestiture by any member of the Wider Platform Group of any shares or other securities in Alent;

(c)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Platform Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Alent Group or the Wider Platform Group or to exercise management control over any such member;
(d)	otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Platform Group or of any member of the Wider Alent Group in a manner which is adverse to and material in the context of the Platform Group or the Alent Group in either case taken as a whole;
(e)	make the Transaction or its implementation or the acquisition or proposed acquisition by Platform or any member of the Wider Platform Group of any shares or other securities in, or control of Alent void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;
(f)	require any member of the Wider Platform Group or the Wider Alent Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Alent Group or the Wider Platform Group owned by any third party;
(g)	impose any limitation on the ability of any member of the Wider Alent Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the group concerned taken as a whole; or
(h)	result in any member of the Wider Alent Group ceasing to be able to carry on business under any name under which it presently does so, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Transaction or the acquisition or proposed acquisition of any Alent Shares having expired, lapsed or been terminated.
11.	Other than in relation to the competition law and regulatory approvals referred to in paragraphs 3 to 9 above, all material filings or applications which are necessary having been made in connection with the Transaction and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction or the acquisition by any member of the Wider Platform Group of any shares or other securities in, or control of, Alent and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals reasonably deemed necessary by Platform or any member of the Wider Platform Group for or in respect of the Transaction including without limitation, its implementation, or the proposed acquisition of any shares or other securities in, or control of, Alent by any member of the Wider Platform Group having been obtained in terms and in a form reasonably satisfactory to Platform from all appropriate Third Parties or persons with whom any member of the Wider Alent Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary to carry on the business of any member of the Wider Alent Group which are material in the context of the Wider Platform Group or the Wider Alent Group remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice to revoke or not to renew any of the same to an extent or in a manner which is material in the context of the Wider Platform Group or the Wider Alent Group, as the case may be, taken as a whole, or in the context of the Transaction, at the time at which the Transaction becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with.
Certain matters arising as a result of any arrangement, agreement etc.
12.	Except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Alent Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Transaction or the proposed acquisition of any shares or other securities in Alent or because of a change in the control or management of Alent or otherwise, might reasonably be expected to result in to an extent which is material in the context of the Wider Platform Group or the Wider Alent Group, in either case taken as a whole, or in the context of the Transaction:
(a)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;
(b)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;
(c)	any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, other than in the ordinary course of business;
(d)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;
(e)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;
(f)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;
(g)	any such member ceasing to be able to carry on business under any name under which it presently does so; or
(h)	the creation of any liability, actual or contingent, by any such member other than trade creditors or other liabilities incurred in the ordinary course, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Alent Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (a) to (h) of this condition (in each case, to an extent which is material in the context of the Wider Platform Group or the Wider Alent Group, in either case taken as a whole).
Certain events occurring since 31 December 2014
13.	Except as Disclosed, no member of the Wider Alent Group having, since 31 December 2014:
(a)	save as between Alent and wholly-owned subsidiaries of Alent or for Alent Shares issued to satisfy the vesting of awards or the exercise of options granted pursuant to the terms of the Alent Share Plan, issued, authorised or agreed to issue additional shares of any class;
(b)	save as between Alent and wholly-owned subsidiaries of Alent or for the grant of awards and options on the terms of the Alent Share Plan, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;
(c)	other than to another wholly-owned member of the Alent Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;
(d)	save for transactions between Alent and its wholly owned subsidiaries or between its wholly owned subsidiaries, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business (in each case, to an extent which is material in the context of the Wider Platform Group or the Wider Alent Group);
(e)	save for transactions between Alent and its wholly owned subsidiaries or between its wholly owned subsidiaries, made or authorised or proposed or announced an intention to propose any change in its loan capital other than in the ordinary course of business;
(f)	issued, authorised or proposed the issue of any debentures or (save for transactions between Alent and its wholly owned subsidiaries or between its wholly owned subsidiaries), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;
(g)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (a) above, made any other change to any part of its share capital, (in each case, to an extent which is material in the context of the Wider Alent Group taken as a whole);
(h)	implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(i)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be restrictive to a material extent on the businesses of any member of the Wider Alent Group or the Wider Platform Group or which involves or is reasonably likely to involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business;
(j)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;
(k)	entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Alent Group or the Wider Platform Group other than to a nature and extent which is normal in the context of the business concerned;
(l)	waived or compromised any claim in each case otherwise than in the ordinary course of business and to an extent which is material in the context of the Wider Alent Group taken as a whole;
(m)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;
(n)	having made or agreed or consented to any change to:
a.	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Alent Group for its directors, employees or their dependents;
b.	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;
c.	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or
d.	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;
(o)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or, other than in the ordinary course of business and in accordance with past practice, other benefit relating to the employment or termination of employment of any employee employed by the Wider Alent Group; or
(p)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Alent Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the City Code.

No adverse change, litigation or regulatory enquiry
14.	Except as Disclosed:
(a)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Alent Group which is material in the context of Wider Alent Group, taken as a whole;
(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Alent Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Alent Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Alent Group (in each case, to an extent which is material in the context of the Wider Alent Group taken as a whole);
(c)	no contingent or other liability having arisen or become apparent to Bidco which would be likely to have a material adverse effect on the Wider Alent Group, taken as a whole; and
(d)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Alent Group which is necessary for the proper carrying on of its business and the withdrawal, termination or modification of which has had, or might reasonably be expected to have, a material adverse effect on the Wider Alent Group, taken as a whole.
No discovery of certain matters
15.	Save as Disclosed, Bidco not having discovered:
(a)	that any financial, business or other information concerning the Wider Alent Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Alent Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading in each case to the extent or in a manner which is material in the context of the Wider Alent Group taken as a whole;
(b)	that any member of the Wider Alent Group partnership, company or other entity in which any member of the Wider Alent Group has a significant economic interest and which is material in the context of the Wider Alent Group taken as a whole and which is not a subsidiary undertaking of Alent is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Alent for the year ended 31 December 2014; and
(c)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Alent Group and which is materially adverse in the context of the Wider Alent Group taken as a whole.
16.	Except as Disclosed, Bidco not having discovered that:
(a)	any past or present member of the Wider Alent Group has failed to comply in any material respect with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Alent Group, which is material in the context of the Wide Alent Group taken as a whole; or
(b)	there is, or is reasonably expected to be any liability (actual or contingent) of any past or present member of the Wider Alent Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Alent Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction in each case, to an extent which is material in the context of the Wider Alent Group taken as a whole.
Part 2: Waiver and invocation of the Conditions
Bidco reserves the right to waive, in whole or in part, all or any of conditions 1 to 16 above, except for conditions 1 and 2 which cannot be waived.
Condition 2 must be fulfilled by, and conditions 3 to 16 (inclusive) fulfilled or waived by no later than 11.59pm on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse.
If Bidco is required by the Panel to make an offer for Alent Shares under the provisions of Rule 9 of the Code, Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.
Part 3: Implementation by way of offer
Bidco reserves the right to elect, with the consent of the Panel and subject to the Co-operation Agreement, to implement the Transaction by way of a Takeover Offer.  In such event, such offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 90 per cent. (or such lesser percentage, as Bidco may decide) (i) in nominal value of the shares to which such Offer relates; and (ii) of the voting rights attached to those shares, and that is subject to Platform and/or (with the consent of the Panel) any members of the Platform Group having acquired or agreed to acquire, whether pursuant to the Offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Alent, including, for this purpose, any such voting rights attaching to Alent Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.
Part 4: Certain further terms of the Transaction

The availability of the Transaction to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements.
This Transaction will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out below and in the formal Scheme Document.  The Transaction will comply with the applicable rules and regulations of the FCA and the London Stock Exchange and the Code.
Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
Alent Shares which will be acquired under the Transaction will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after this Announcement, save for any 2015 Final Dividend, if applicable.  If any other dividend or other distribution is declared, paid or made or becomes payable to any Alent Shareholder prior to the Effective Date, or the 2015 Final Dividend exceeds 6.45 pence per Alent Share, Bidco reserves the right (without prejudice to any other right it may have) to reduce the amount of consideration payable under the Transaction by the same amount as such dividend or distribution or excess, and accordingly reduce the Transaction Price.  If any such dividend or distribution occurs (other than the 2015 Final Dividend), any reference in this Announcement to the consideration payable or the Transaction Price shall be deemed to be a reference to the consideration or Transaction Price as so reduced.  If such reduction occurs, notwithstanding the terms on which the Alent Shares are expressed to be acquired by Bidco pursuant to the Offer in this Appendix 1, the Alent Shares will be acquired by or on behalf of Bidco pursuant to the Transaction fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now and hereafter attaching to such shares including the right to receive in full all dividends and other distributions (if any) declared, paid or made on or after the date of this Announcement, save for the 2015 Final Dividend, if applicable.  To the extent that such a dividend or distribution has been declared, paid, made or is payable and it is: (i) transferred pursuant to the Transaction on a basis which entitles Bidco to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable and the Transaction Price will not be subject to change in accordance with this paragraph. Any exercise by Bidco of its rights referred to in this paragraph will be the subject of an announcement and, for the avoidance of doubt, will not be regarded as constituting any revision or variation of the Transaction.
The New Platform Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Platform Shares.

APPENDIX 2
SOURCES OF INFORMATION AND BASES OF CALCULATION
In this Announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:
1.	The financial information relating to Platform is extracted (without any adjustment) from the audited consolidated financial statements of Platform for the relevant years or from the unaudited interim consolidated financial statements of Platform for the relevant periods, prepared in accordance with U.S. GAAP.
2.	The financial information relating to Alent is extracted from the audited consolidated financial statements of Alent for the relevant years or from the unaudited interim consolidated financial statements of Alent for the relevant half years, prepared in accordance with IFRS (without any adjustment to the consolidated financial statements).
3.	At close of business on 10 July 2015 (being the latest Business Day prior to the date of this Announcement), Platform had in issue 210,861,144 shares of Common Stock.
4.	At close of business on 10 July 2015, being the latest Business Day prior to the date of this Announcement, Alent had in issue 266,353,736 Alent Shares.
5.	Any references to the issued and to be issued share capital of Alent are based on:
a.	the 266,353,736 Alent Shares referred to in paragraph 4 above; and
b.	2,156,106 Alent Shares which may be issued on or after the date of this Announcement to satisfy the exercise of options or vesting of awards pursuant to the Alent Share Plan, in each case as at 10 July 2015 (being the last Business Day before the date of this Announcement).
6.	In respect of the irrevocable undertaking from Cevian to elect for the Partial Share Alternative, any references to Cevian’s entire beneficial holding of 58,432,694 Alent shares represents:
a.	21.9 per cent. of Alent’s issued share capital (as set out in paragraph 4 above); and
b.	21.8 per cent. of Alent’s issued and to be issued share capital (as set out in paragraph 5 above), in each case as at 10 July 2015 (being the last Business Day before the date of this Announcement).
7.	All prices for New Platform Shares and Alent Shares are the Closing Price for the relevant date.
8.	The percentage ownership of the Combined Group which would be held by Alent Shareholders if the Transaction completes and the Partial Share Alternative is taken up in full is based on the number of New Platform Shares in issue set out in paragraph 3 above and the maximum number of New Platform Shares that are available under the Partial Share Alternative, which is equal to 8.0 per cent.
9.	The exchange rate of 1.5517 for the conversion of U.S. dollars into pounds Sterling has been derived from Bloomberg and is based on the exchange rate as at 22.00 (BST) on 10 July 2015 (being the last Business Day before the date of this Announcement).

10.	The value of the Transaction based on the offer price of 503 pence per Alent Share is calculated on the basis of the issued and to be issued share capital of Alent (as set out in paragraph 5 above).
11.	The Enterprise Value of Alent is based on the value of Alent’s issued and to be issued share capital (as set out in paragraph 5 above) assuming the Transaction Price plus Alent’s net debt of £108.3 million and less interests in joint ventures of £6.3 million, as at 31 December 2014.
12.	Alent’s reported EBITDA of £104.2 million for the year ended 31 December 2014 is calculated as the total of operating profit before exceptional items and depreciation charges.
13.	Alent’s Net Sales Value is calculated as revenue less commodity metals that pass through to customers and Platform’s Net Sales is calculated as sales net of rebates and credits for products that are returned.

APPENDIX 3
IRREVOCABLE UNDERTAKINGS

Name of Alent shareholder	Number of Alent Shares held	Number of Alent Shares under option	Percentage of Alent issued share capital (excluding shares under option)	Number of shares for which irrevocable undertakings have been given to vote in favour of the Scheme	Number of shares for which irrevocable undertakings have been given to elect for the Partial Share Alternative
David Egan	28,190	546,529	0.0106	28,190	-
Emma FitzGerald	15,421	-	0.0058	15,421	-
Noël Harwerth	2,097	-	0.0008	2,097	-
Andrew Heath	-	441,707	-	-	-
Peter Hill	57,391	-	0.0215	57,391	-
Mark Williamson	7,652	-	0.0029	7,652	-
Cevian	58,432,694	-	21.9	58,432,694	58,432,694
Total	58,543,445	988,236	22.0	58,543,445	58,432,694

APPENDIX 4
QUANTIFIED FINANCIAL BENEFITS STATEMENT
PART A – BASES OF BELIEF
Paragraph 4 of this announcement (Financial Benefits of the Transaction) contains statements of estimated cost savings and synergies arising from the Transaction (together, the “Quantified Financial Benefits Statement”).
A copy of the Quantified Financial Benefits Statement is set out below:
—	“The Platform Directors, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the sector and taking into account the factors the Platform Group can influence, believe that the Combined Group, comprising both Platform and Alent in their entirety, will be able to achieve annual pre-tax cost synergies of at least US$50million as a result of the Transaction. Platform expects these synergies to be phased in over the three years after the Transaction has completed.
The principal sources of quantified synergies are as follows:
—	approximately US$38million per annum of the identified synergies are expected to be generated from lower general and administration and corporate expenses and elimination of duplicated sales, marketing, IT and research and development expenditure; and
—	approximately US$12million per annum of the identified synergies are expected to be generated from reduced production costs due to optimising the Combined Group’s facilities and greater purchasing volume for various direct and indirect materials.
It is envisaged that the realisation of the identified synergies will result in non-recurring costs of approximately US$50million over the same period.  Aside from these costs, no material cost dis-synergies are expected in connection with the Transaction.
The expected synergies will accrue as a direct result of the success of the Transaction and would not be achieved on a standalone basis.”
Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below:
Bases of Belief
Initial discussions were held between senior finance and strategy personnel from Platform and Alent for the purposes of allowing Platform to quantify initial estimates of potential synergies and associated costs relating to the Transaction.
In preparing the Quantified Financial Benefits Statement, both Platform and Alent have shared certain operating and financial information to facilitate Platform’s analysis and evaluation of the potential synergies available as a result of the Transaction. In the circumstances where data has been limited for commercial or other reasons, estimates and assumptions have been made to aid the development of individual synergy initiatives. Where appropriate, assumptions were used to estimate the costs of implementing the new structures and processes required to realise the synergies

The cost bases used as the basis for the quantification exercise are 12 months actual cost base to December 2014.
The exchange rate used to convert between USD and GBP is 1.56:1.
Reports
PricewaterhouseCoopers, as reporting accountants to Platform has provided a report under Rule 28.1(a) of the Code stating that, in its opinion, the Quantified Financial Benefits Statement has been properly compiled on the basis stated.
Credit Suisse, as financial adviser to Platform, has provided a report for the purposes of the Code stating that, in its opinion and subject to the terms of the report, the Quantified Financial Benefits Statement, for which the Platform and Bidco Directors are responsible, has been prepared with due care and consideration.
Copies of these reports are included in Parts B and C of this Appendix IV. PricewaterhouseCoopers and Credit Suisse have given and not withdrawn their consent to the publication of their reports in the form and context in which they are included.
Notes
1.	The statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that Platform’s earnings in the full first full year following the Offer, or in any subsequent period, would necessarily match or be greater than or be less than those of Platform and/or Alent for the relevant preceding financial period or any other period.
2.	Due to the scale of the Combined Group, there may be additional changes to the Combined Group’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost savings may be materially greater or less than those estimated.
3.	In arriving at the Quantified Financial Benefits Statement, the Platform Directors have assumed that:
a.	there will be no significant impact on the underlying operations of either business as a result of the Transaction;
b.	there will be no material impact on the Combined Group arising from any decisions made by competition authorities;
c.	there will be no material change to macroeconomic, political or legal conditions in the markets or regions in which in the Combined Group operates which will materially impact on the implementation of or costs to achieve the proposed cost savings; and
d.	there will be no material change in exchange rates.

PART B – Report from PricewaterhouseCoopers LLP

[Report Redacted.]
[See Exhibit 99.1 to Platform’s
Current Report on Form 8-K filed on July 13, 2015.]

PART C – Report from Credit Suisse

 [Report Redacted.]
[See Exhibit 99.2 to Platform’s
Current Report on Form 8-K filed on July 13, 2015.]

APPENDIX 5
DEFINITIONS
“2015 Final Dividend”	has the meaning given in paragraph 11;

“Alent”	Alent plc, incorporated in England and Wales with registered number 08197966;

“Alent Directors”	the directors of Alent at the date of this Announcement;

“Alent General Meeting”	the general meeting of Alent Shareholders to be convened to consider and if thought fit pass, inter alia, a special resolution in relation to the Scheme and the Transaction;

“Alent Group”	Alent and its Subsidiary and associated undertakings;

“Alent Meetings”	the Alent General Meeting and the Court Meeting;

“Alent Shareholders”	the holders of Alent Shares;

“Alent Share Plan”	the Alent Share Plan, details of which have been Disclosed to Bidco;

“Alent Shares”	the ordinary shares of 10 5/11 pence each in the capital of Alent;

“Announcement”	this announcement made pursuant to Rule 2.7 of the City Code;

“associated undertaking”
has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those regulations which shall be excluded for this purpose;

“Bidco”	MacDermid Performance Acquisitions Ltd, a company incorporated in England and Wales with company number 09676745;

“Board”	the board of directors;

“Business Day”	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London;

“Cevian”	Cevian Capital II Master Fund LP;

“City Code” or “Code”	the City Code on Takeovers and Mergers;

“Closing Price”	the closing middle market quotations of a share derived from (i) the Daily Official List of the London Stock Exchange in respect of Alent Shares or (ii) the NYSE in respect of Platform Shares;

“Combined Group”	the enlarged Platform Group following completion of the Transaction comprising the Alent Group and the Platform Group;

“Conditions”	the conditions of the Transaction set out in Appendix 1;

“Confidentiality Agreement”	the confidentiality agreement entered into between Platform and Alent which is effective from 30 June 2015;

“Consideration”	the consideration payable to Alent Shareholders in cash (and/or, if a valid election is made, New Platform Shares, pursuant to the Partial Share Alternative) in connection with the Transaction;

“Co-operation Agreement”	the agreement dated on or around the date of this Announcement between Bidco, Platform and Alent and relating, among other things, to the implementation of the Transaction;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”
the meeting of the Alent Shareholders convened by order of the Court pursuant to section 899 of the Companies Act 2006 for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof;

“Credit Suisse”	Credit Suisse Securities (Europe) Limited;

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulation);

“Disclosed”
the information which has been fairly disclosed (i) in the Annual Report and Accounts for Alent for the year ended 31 December 2014, (ii) in any other public announcement made in accordance with the Disclosure Rules and Transparency Rules or the Listing Rules by Alent prior to the date of this Announcement, (iii) in this Announcement, or (iv) as otherwise fairly disclosed by Alent to Platform (or its respective officers, employees, agents or advisers by Alent) in writing prior to the date of this Announcement;

“Disclosure and Transparency Rules”	the disclosure and transparency rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Exchange Act”	the US Securities Exchange Act of 1934, as amended;

“FCA”	the Financial Conduct Authority;

“Listing Rules”	the listing rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;

“London Stock Exchange”	London Stock Exchange plc;

“Long Stop Date”	13 July 2016 or such later date as may be agreed in writing by Alent and Bidco (with the Panel’s consent);

“MacDermid”	MacDermid Inc., a member of the Platform Group;

“Meetings”	the Court Meeting and the Alent General Meeting;

“New Platform Shares”	the Platform Shares to be issued pursuant to the Partial Share Alternative;

“NYSE”	New York Stock Exchange LLC;

“Offer”
should the Transaction be implemented by way of a Takeover Offer, the recommended offer to be made by or on behalf of Platform to acquire the entire issued and to be issued ordinary share capital of Alent and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

“Offer Period”
the period commencing on the date of this Announcement and ending on the earlier of the date on which the Scheme becomes effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide)

“Official List”	the official list maintained by the UK Listing Authority;

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the Scheme if the person concerned has such a position;

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom;

“Panel” or “Takeover Panel”	the Panel on Takeovers and Mergers;

“Partial Share Alternative”
the alternative whereby Alent Shareholders (other than certain Overseas Shareholders) may elect, subject to submitting a valid form of election, to receive New Platform Shares instead of all or part of the cash consideration which they would otherwise be entitled to receive under the Transaction, as referred to in paragraph 10 of this Announcement;

“Platform”	Platform Specialty Products Corporation, a Delaware corporation;

“Platform Directors”	the directors of Platform at the date of this Announcement;

“Platform Group”	Platform and its Subsidiary and associated undertakings;

“Platform Shareholders”	holders of Platform Shares;

“Platform Shares”	the common stock having a par value of $0.01 each in the capital of Platform;

“PRA”	the Prudential Regulation Authority;

“Quantified Financial Benefits Statement”	as defined in Part A of Appendix 4 to this Announcement;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Regulation”	the Council Regulation (EC) 139/2004 (as amended)

“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Transaction is sent or made available to Alent Shareholders in that jurisdiction;

“Rothschild”	N M Rothschild & Sons Limited;

“Scheme”
the proposed scheme of arrangement under Part 26 of the Companies Act 2006 between Alent and the Scheme Shareholders to implement the Transaction with or subject to any modification, addition or condition approved or imposed by the Court;

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme under section 899 of the Companies Act 2006;

“Scheme Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act 2006;

“Scheme Document”	the document to be dispatched to Alent Shareholders including the particulars required by section 897 of the Companies Act 2006;

“Scheme Record Time”	the time and date specified as such in the Scheme Document or such later time as Alent and Platform may agree;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”
1.      the Alent Shares in issue at the date of the Scheme Document;
2.      any Alent Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and
3.      any Alent Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme;

“SEC”	the US Securities and Exchange Commission;

“Securities Act”	the US Securities Act of 1933, as amended;

“significant interest”	a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act 2006);

“Subsidiary”	has the meaning given in section 1159 of the Companies Act 2006;

“Takeover Offer”	has the meaning given in Chapter 3 of Part 28 of the Companies Act 2006;

“Transaction”
the proposed acquisition of the entire issued and to be issued share capital of Alent by Bidco, a wholly owned indirect subsidiary of Platform, to be effected by the Scheme, or if should Bidco so elect, by means of the Offer, as described in this Announcement;

“Transaction Price”	503 pence per Alent share in cash or the approximately equivalent value in the form of 0.31523 New Platform Shares for each Alent share (subject to the terms of the Partial Share Alternative);

“UBS”	UBS Limited;

“UK Listing Authority”	the FCA as the authority for listing in the United Kingdom;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

“Voting Record Time”	the time and date specified in the Scheme Document, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be);

“Wider Alent Group”	Alent and its subsidiary undertakings, associated undertakings and any other undertaking in which Alent and/or such undertakings (aggregating their interests) have a significant interest; and

“Wider Platform Group”	Platform and its subsidiary undertakings, associated undertakings and any other undertaking in which Platform and/or such undertakings (aggregating their interests) have a significant interest.

All references to “GBP”, “pence”, “Sterling”, “Pounds sterling” or “£” are to the lawful currency of the United Kingdom.
All references to “US dollar”, “USD”, “US$”, “$” or “cents”, are to the lawful currency of the United States.
All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.